ChevronTexaco Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT APRIL 29, 2005

CHEVRONTEXACO REPORTS FIRST QUARTER NET INCOME OF $2.7 BILLION

•	Net income up 4 percent to $2.7 billion in the first quarter 2005

•	Upstream earnings increase 20 percent to $2.4 billion on higher prices for crude oil and natural gas

•	Downstream earnings decline 36 percent to $0.4 billion, reflecting the impacts of refinery downtime

•	Progress reported in several areas of longer-term strategic focus

     SAN RAMON, Calif., April 29, 2005 – ChevronTexaco Corp. today reported net income of $2.7 billion ($1.28 per share – diluted) for the first quarter 2005, compared with net income of $2.6 billion ($1.20 per share – diluted) in the year-ago period. The 2004 quarter included a special-item charge of $55 million related to a litigation matter.

     Sales and other operating revenues in the first quarter 2005 were $40 billion, up 22 percent from the same period in 2004, mainly as a result of higher prices for crude oil, natural gas and refined products.

Earnings Summary

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Income From Continuing Operations –
By Major Operating Area[1,2]
Upstream – Exploration and Production	$2,379	$1,974
Downstream – Refining, Marketing and Transportation	409	640
Chemicals	137	74
All Other	(248)	(137)

Total	2,677	2,551
Income From Discontinued Operations – Upstream	—	11

Net Income[1,2]	$2,677	$2,562

[1] Includes foreign currency effects	$(21)	$(43)
[2] Includes special charges	$—	$(55)

     “Quarterly profits for our upstream operations again benefited from strong prices for both crude oil and natural gas,” said Chairman and CEO Dave O’Reilly. “Our downstream earnings in the quarter, however, were adversely affected by the impacts of planned and unplanned downtime at several of our refineries.” O’Reilly said the company’s chemical businesses earned $137 million in the quarter, up 85 percent from the year-ago period, as margins continued to improve in markets for commodity chemicals.

- MORE -

     “Return on capital employed for the previous 12 months was 25 percent,” O’Reilly stated. “This sustained financial performance has enabled us to continue strengthening the balance sheet and returning value to our stockholders. We were pleased to announce earlier this week an increase in the quarterly dividend of 12.5 percent.”

     O’Reilly said the company had cash and marketable securities totaling $11.9 billion at the end of the first quarter, and the debt ratio stood at 19 percent – down from 25 percent at the end of last year’s first quarter. During the first quarter, the company purchased nearly $710 million of its common shares in the open market, bringing to $2.8 billion the value of shares acquired since the initiation of a $5 billion repurchase program in April of last year.

Strategic Focus

     O’Reilly also remarked on recent achievements that underscore the company’s focus on key project milestones and strategic initiatives. In upstream, the company’s strategies to grow profitability in its core areas of operation and to commercialize its significant international gas resource base were advanced in several locations, including:

     Nigeria

•	Signed a production-sharing contract for Block 1 in the Nigeria – São Tomé e Príncipe Joint Development Zone. ChevronTexaco will be the operator and has a 51 percent interest in the block.

•	Entered into a $1.1 billion construction contract to build a floating production, storage and offloading vessel for the Agbami Field.

•	Awarded a $1.7 billion engineering, procurement and construction contract for the Escravos gas-to-liquids project.

     Angola

•	Awarded with partners in the Angola liquefied natural gas (LNG) project contracts for the front-end engineering and design of a multi-billion dollar onshore LNG plant. This project will be designed to help reduce flaring of natural gas and represents a major step forward in enabling the commercialization of some of Angola’s vast natural gas resources.

•	Achieved first production at a total average rate of 6,000 barrels per day from the Sanha Field, located in the Block 0 concession, offshore Cabinda province. Combined production from the 39 percent-owned Sanha Field and nearby Bomboco Field is expected to reach a maximum total daily production of approximately 100,000 barrels of crude oil, condensate and liquefied petroleum gas in 2006.

     Trinidad and Tobago / Venezuela

•	Announced the Manatee 1 natural gas discovery in Block 6d in Trinidad and Tobago waters. This well extended the area of natural gas discovered in Venezuela’s Loran Field.

•	Signed a letter of intent with Spain’s Repsol YPF to pursue with the government of Venezuela new joint development activities in Venezuela’s Orinoco Belt.

- MORE -

     Australia

•	Reached a framework agreement with joint-venture participants to align equity interests in the Greater Gorgon Area, offshore Western Australia. The agreement provides the basis for the combined development of natural gas at Gorgon and nearby gas fields as one world-scale project. The company is a significant holder of gas resources in the area and will have a 50 percent ownership interest in the licenses for the Greater Gorgon Area.

     United Kingdom

•	Produced first oil from the initial development phase of Clair Field, offshore west of the Shetland Islands. With additional development, the 19 percent-owned project is expected to average a total daily production of 60,000 barrels of crude oil and 15 million cubic feet of natural gas by 2006.

     Libya

•	Announced a successful bid in Libya’s first exploration license round under the Exploration and Production Sharing Agreement IV. ChevronTexaco will be operator and has 100 percent interest in onshore Block 177.

Positioning for the Future

     “Earlier this month, we announced an agreement to acquire Unocal Corporation,” O’Reilly said. “Unocal’s core upstream assets are world class, especially in Southeast Asia, the Permian Basin, Gulf of Mexico and the Caspian region. The asset base and talented people of Unocal are a good fit with ChevronTexaco and its employees around the world, and we are excited by the opportunity to combine the strengths of these two fine companies.” O’Reilly noted that the Unocal transaction was conditioned on approval by Unocal shareholders and the necessary regulatory agencies.

UPSTREAM – EXPLORATION AND PRODUCTION

     Worldwide oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined 7 percent from the 2004 first quarter and was unchanged from the fourth quarter 2004. Most of the decline from the 2004 first quarter was associated with asset sales, cost-recovery and variable-royalty provisions of certain production agreements and production shut-in as a result of Hurricane Ivan in September 2004.

     Average U.S. prices for crude oil and natural gas liquids in the first quarter 2005 increased more than $8 to nearly $39 per barrel. Internationally, prices were up over $11 per barrel to about $40. The average U.S. natural gas sales price increased 10 percent to about $5.75 per thousand cubic feet, while internationally the average natural gas price of nearly $3 per thousand cubic feet was 11 percent higher than the year-ago quarter.

- MORE -

U.S. Exploration and Production

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Income From Continuing Operations*	$767	$854
Income From Discontinued Operations	—	6

Segment Income*	$767	$860

*Includes special charges	$–	$(55)

     U.S. exploration and production income was $767 million in the first quarter, down $93 million from the year-ago period. The 2004 results included a special-item charge of $55 million for a litigation matter. Earnings declined primarily due to lower production of liquids and natural gas, resulting from property sales, the effects of Hurricane Ivan and normal field declines. Depreciation and depletion expense was higher in the 2005 period. Partially offsetting these adverse effects was the benefit of higher prices for liquids and natural gas.

     Net oil-equivalent production declined 18 percent to 719,000 barrels per day in the 2005 quarter. The liquids component was down 15 percent to 452,000 barrels per day. Net natural gas production averaged 1.6 billion cubic feet per day, down 22 percent. Excluding the lower production attributable to property sales and Hurricane Ivan, net oil-equivalent production otherwise declined 8 percent. In mid-March, the company resumed production at the Petronius platform in the Gulf of Mexico, which was severely damaged by Hurricane Ivan.

International Exploration and Production

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Income From Continuing Operations*	$1,612	$1,120
Income From Discontinued Operations	—	5

Segment Income*	$1,612	$1,125

*Includes foreign currency effects	$(18)	$(20)

     International exploration and production income increased from $1.1 billion in 2004 to $1.6 billion. The improvement was due mainly to higher average prices for both liquids and natural gas. These benefits were partially offset by the effect of lower oil-equivalent production.

     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, decreased 2 percent to 1,692,000 barrels per day in the 2005 quarter. The net liquids component decreased 2 percent to 1,333,000 barrels per day. Lower cost-recovery and variable-royalty volumes under certain production agreements were partially offset by new production from China and Chad and higher production from Venezuela. Net natural gas production of 2.2 billion cubic feet declined 2 percent from the first quarter 2004. Excluding the lower production associated with property sales and reduced volumes connected with cost-recovery and variable-royalty agreements, net oil-equivalent production increased 3 percent.

- MORE -

DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION

U.S. Refining, Marketing and Transportation

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Segment Income	$58	$276

     U.S. refining, marketing and transportation earnings of $58 million decreased $218 million from last year’s first quarter. The company’s refined-product margins were lower in the 2005 period, primarily for West Coast operations. Included in the lower margins was the effect of planned and unplanned downtime at the company’s refineries in El Segundo and Richmond, California. Margins in the East were modestly higher, despite planned downtime at the company’s Pascagoula, Mississippi, refinery. Total operating expenses were higher in the 2005 period, largely due to costs for refinery maintenance.

     Sales volumes for refined products were essentially unchanged at 1,462,000 barrels per day. Sales of branded gasoline increased 7 percent from the 2004 quarter to 583,000 barrels per day. The increase was attributable to the reintroduction of the Texaco brand in the Southeast.

International Refining, Marketing and Transportation

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Segment Income*	$351	$364

*Includes foreign currency effects	$12	$(25)

     International refining, marketing and transportation segment income decreased $13 million in the 2005 quarter to $351 million. Excluding foreign currency effects in both periods, earnings declined on lower average margins. Refinery downtime also contributed to the decline.

     Total refined-product sales volumes of 2,331,000 barrels per day were down 2 percent from the 2004 quarter, primarily on lower fuel oil sales.

CHEMICALS

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Segment Income*	$137	$74

*Includes foreign currency effects	$(1)	$(2)

     Chemical operations earned $137 million in the first quarter 2005, compared with $74 million in the 2004 quarter. Results for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) affiliate improved on higher margins for commodity chemicals. Partially offsetting the improved CPChem results was a decline in the earnings of the company’s Oronite subsidary.

- MORE -

ALL OTHER

	Three Months Ended
	March 31
Millions of Dollars	2005	2004

Net Charges*	$(248)	$(137)

*Includes foreign currency effects	$(14)	$4

     All Other consists of the company’s interest in Dynegy, coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

     Net charges were $248 million in the first quarter 2005, compared with $137 million in the corresponding 2004 period. The increase in net charges was associated with higher expenses for certain corporate items and lower Dynegy earnings.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures were $1.7 billion during the first quarter 2005, about the same as the first quarter 2004. The amounts included the company’s share of affiliate expenditures, which were also flat at about $300 million in both the 2005 and 2004 periods. Upstream expenditures represented 78 percent of the companywide total in 2005. Approximately 70 percent of the upstream expenditures were for the company’s projects outside the United States, reflecting the company’s continued emphasis on international crude oil and natural gas production activities.

# # #

4/29/05

NOTICE

ChevronTexaco’s discussion of first quarter 2005 earnings with security analysts will take place on Friday, April 29, 2005, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Web site at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Supplement that is available under “Financial Reports” on the Web site.

ChevronTexaco will post selected second quarter 2005 interim company and industry performance data on its Web site on Wednesday, June 29, 2005, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

- MORE -

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the ability to successfully consummate the proposed acquisition of Unocal Corporation and successfully integrate the operations of both companies; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation;; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Additional Information and Where to Find It

     ChevronTexaco will file a Form S-4, Unocal will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ChevronTexaco free of charge by contacting ChevronTexaco Comptroller’s Department, 6001 Bollinger Canyon Road – A3201, San Ramon, CA 94583-2324. You may obtain documents filed with the SEC by Unocal free of charge by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, e-mail: stockholder_services@unocal.com.

Interest of Certain Persons in the Merger

     ChevronTexaco, Unocal, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Unocal’s stockholders in connection with the merger. Information about the directors and executive officers of ChevronTexaco and their ownership of ChevronTexaco stock is set forth in the proxy statement for ChevronTexaco’s 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Unocal and their ownership of Unocal stock is set forth in the proxy statement for Unocal’s 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

     Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

- MORE -

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)

	Three Months
	Ended March 31
	2005	2004
REVENUES AND OTHER INCOME
Sales and other operating revenues (1) (2)	$40,441	$33,063
Income from equity affiliates	889	444
Other income	277	138

Total Revenues and Other Income	41,607	33,645

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses	30,112	23,300
Depreciation, depletion and amortization	1,334	1,190
Taxes other than on income (1)	5,126	4,765
Interest and debt expense	107	93
Minority interests	21	22

Total Costs and Other Deductions	36,700	29,370

Income From Continuing Operations Before Income Tax Expense	4,907	4,275
Income tax expense	2,230	1,724

Income From Continuing Operations	2,677	2,551
Income From Discontinued Operations	—	11

NET INCOME	$2,677	$2,562

PER-SHARE OF COMMON STOCK (3)
Income From Continuing Operations — Basic	$1.28	$1.21
— Diluted	1.28	1.20
Income From Discontinued Operations — Basic	—	—
— Diluted	—	—
Net Income — Basic	1.28	1.21
— Diluted	1.28	1.20
Dividends	$0.40	$0.36
Weighted Average Number of Shares Outstanding (000’s) (3)
— Basic	2,090,609	2,126,735
— Diluted	2,099,899	2,130,735

(1) Includes consumer excise taxes.	$2,116	$1,857
(2) Includes amounts in revenues for buy/sell contracts.	$5,290	$4,256
(Associated costs are included in Purchased Crude Oil and Products.)
(3) The amounts in all periods reflect a two-for-one stock split effected as a 100 percent stock dividend in September 2004.

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

SPECIAL ITEMS INCLUDED IN NET INCOME (1)
(unaudited)

	Three Months
	Ended March 31
	2005	2004
U.S. Upstream
Litigation provisions	$—	$(55)

INCOME FROM CONTINUING OPERATIONS
– BY MAJOR OPERATING AREA
(unaudited)

	Three Months
	Ending March 31
	2005	2004
Upstream – Exploration and Production
United States	$767	$854
International	1,612	1,120

Total Exploration and Production	2,379	1,974

Downstream – Refining, Marketing and Transportation
United States	58	276
International	351	364

Total Refining, Marketing and Transportation	409	640

Chemicals	137	74
All Other (2)	(248)	(137)

Income From Continuing Operations	2,677	2,551
Income From Discontinued Operations — Upstream	—	11

Net Income	$2,677	$2,562

SELECTED BALANCE SHEET ACCOUNT DATA

	Mar. 31, 2005	Dec. 31, 2004
	(unaudited)
Cash and Cash Equivalents	$10,687	$9,291
Marketable Securities	$1,164	$1,451
Total Assets	$95,803	$93,208
Total Debt	$11,046	$11,272
Stockholders’ Equity	$46,592	$45,230

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW

CAPITAL AND EXPLORATORY EXPENDITURES (1)
(Millions of Dollars)

	Three Months
	Ended March 31
	2005	2004
United States
Exploration and Production	$386	$424
Refining, Marketing and Transportation	111	53
Chemicals	19	27
Other	83	207

Total United States	599	711

International
Exploration and Production	941	877
Refining, Marketing and Transportation	148	90
Chemicals	7	2
Other	1	2

Total International	1,097	971

Worldwide	$1,696	$1,682

OPERATING STATISTICS (1)

	Three Months
	Ended March 31
	2005	2004
NET LIQUIDS PRODUCTION (MB/D):
United States	452	531
International	1,195	1,225

Worldwide	1,647	1,756

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,600	2,061
International	2,155	2,196

Worldwide	3,755	4,257

OTHER PRODUCED VOLUMES — INTERNATIONAL (MB/D): (3)	138	140

NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	719	875
International	1,692	1,730

Worldwide	2,411	2,605

SALES OF NATURAL GAS (MMCF/D):
United States	4,920	4,585
International	1,868	1,939

Worldwide	6,788	6,524

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	172	182
International	97	97

Worldwide	269	279

SALES OF REFINED PRODUCTS (MB/D): (5)
United States	1,462	1,461
International	2,331	2,370

Worldwide	3,793	3,831

REFINERY INPUT (MB/D):
United States	855	926
International	1,014	1,053

Worldwide	1,869	1,979

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	52	51
International	289	282
(3) Other produced volumes — International (MB/D):
Athabasca Oil Sands	26	27
Boscan Operating Service Agreement	112	113

	138	140
(4) The oil-equivalent sum of net liquids production, net natural gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes amounts for buy/sell contracts
United States	$85	$98
International	$127	$102